JACUZZI BRANDS, INC. STOCKHOLDERS APPROVE MERGER
WITH APOLLO MANAGEMENT L.P.

WEST PALM BEACH, FL – January 25, 2007 – Jacuzzi Brands, Inc. (NYSE: JJZ) today announced that at the Company’s Annual Meeting of Stockholders held today, Jacuzzi Brands stockholders approved the adoption of the merger agreement with affiliates of Apollo Management L.P.

“We are pleased with the outcome of today’s vote,” said Thomas B. Waldin, Chairman of Jacuzzi Brands. “We believe that our merger with Apollo is the best outcome for our stockholders, our employees and the future of Jacuzzi Brands. On behalf of Jacuzzi Brands’ Board of Directors, I want to thank our stockholders and hard-working employees for their support throughout this process. We look forward to completing this transaction with Apollo as quickly as possible and we anticipate a smooth transition.”

Larry Berg of Apollo added “We are very excited about the transaction and look forward to a smooth transition and working with the strong management team at Jacuzzi.”

The transaction is expected to close in early to mid-February 2007. All required regulatory approvals for the merger have been obtained, including early termination under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

As previously announced, on October 11, 2006, Jacuzzi Brands, Inc. and affiliates of Apollo Management L.P. entered into a definitive merger agreement, pursuant to which Apollo would acquire all of the outstanding common stock of Jacuzzi Brands for $12.50 per share in cash and assume all outstanding debt, valuing the total transaction at approximately $1.25 billion.

About Jacuzzi Brands
Jacuzzi Brands, Inc., through its subsidiaries, is a global manufacturer and distributor of branded bath and plumbing products for the residential, commercial and institutional markets. These include whirlpool baths, spas, showers, sanitary ware and bathtubs, as well as professional grade drainage, water control, commercial faucets and other plumbing products. Our products are marketed under our portfolio of brand names, including JACUZZI®, SUNDANCE®, ZURN®, and ASTRACAST®. Learn more at www.jacuzzibrands.com.

Disclosure Concerning Forward-Looking Statements
Any forward-looking statements made within this release, including Jacuzzi’s current expectations with respect to the completion of the proposed transaction, represent management’s best judgment as to what may occur in the future and are intended to fall within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “expects,” “intends,” “plans,” “projects,” “believes,” “estimates,” “may,” “will,” “should,” “shall,” and similar expressions typically identify such forward-looking statements. Even though Jacuzzi believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. In particular, factors contained in Jacuzzi’s filings with the Securities and Exchange Commission could cause our future expectations to differ materially from those expressed in this press release.